Bryant M. Moore, Ph.D. and Eric J. Guerin Appointed to Natus Board of Directors

PLEASANTON, Calif. (August 18, 2021) - Natus Medical Incorporated (NASDAQ:NTUS) (the “Company” or “Natus”), a leading provider of medical device solutions focused on the diagnosis and treatment of central nervous and sensory system disorders for patients of all ages, today announced the appointments of Bryant M. Moore, Ph.D. and Eric J. Guerin to the Company's Board of Directors. With these appointments, the Natus Board will be expanded to eight members.

“We are pleased to welcome Bryant and Eric to the Natus Board and look forward to benefitting from their medical device experience and business counsel as we move beyond ‘One Natus’ to a more focused growth-oriented strategy,” said Joshua H. Levine, Chairperson of the Board of Directors.

Dr. Moore has served as the Director of Strategic partnerships at the University of North Carolina's Office of Technology Commercialization since 2015. Prior to his current role, Dr. Moore served as the Global Head of Refractive R&D at Abbott Laboratories and he served in multiple leadership roles in research and development at Medtronic. Dr. Moore brings decades of significant leadership experience in technology assessment, research, new product development, and platform technology management that will support Natus’ efforts in innovation and portfolio management.

“I am excited to join the Natus Board and help the Company achieve long term growth through a robust innovation pipeline complemented by external acquisition,” said Dr. Moore.

Mr. Guerin serves as Chief Financial Officer of CDK Global, Inc., the largest provider of automotive dealership solutions including retailing, CRM, financing, parts and service, IT infrastructure and dealership operations. Prior to this current role, Mr. Guerin served in financial leadership and business development roles at Corning Incorporated, Flowserve Corporation, Alcon and Johnson & Johnson. Mr. Guerin brings significant financial and business experience with large, complex medical device organizations as well as experience in innovative service and subscription business models to the Board.

“Natus’ neurodiagnostic portfolio is a market leader, and I am looking forward to joining the Board to help the Company build on its core platforms to offer comprehensive solutions to healthcare customers,” said Mr. Guerin.

“Bryant and Eric are joining Natus at an exciting time and will be invaluable resources to the Company as we strengthen internal product development and other growth-oriented business processes,” said Jonathan Kennedy, President and Chief Executive Officer.

About Natus Medical Incorporated

Natus is a leading provider of medical device solutions focused on the diagnosis and treatment of central nervous and sensory system disorders for patients of all ages. Additional information about Natus Medical can be found at www.natus.com.

Natus Medical Incorporated

B. Drew Davies
Executive Vice President and Chief Financial Officer
(925) 223-6700
InvestorRelations@Natus.com

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